Exhibit 5.1

April 8, 2015

Fossil Group, Inc.

901 S. Central Expressway

Richardson, Texas 75080

Re:                             Fossil Group, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

I have acted as counsel to Fossil Group, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of 120,475 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, currently owned by Fossil Foundation (the “Selling Stockholder”).

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for purposes of this letter.  I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the qualification that I express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.  I also consent to the Company filing a copy of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Randy S. Hyne

Randy S. Hyne
Vice President, General Counsel and Secretary
Fossil Group, Inc.